Exhibit 99.1

Libbey Inc. 300 Madison Ave Toledo, OH 43699

NEWS RELEASE

CORPORATE CONTACTS:	INVESTOR INQUIRIES:
Joe Huhn, Vice President, Investor Relations	Chris Hodges or Sam Gibbons
(419) 325-2205	Alpha IR Group
jhuhn@libbey.com	(312) 445-2870
LBY@alpha-ir.com
Jamie Burt, Media
(419) 325-2672
jburt@libbey.com

FOR IMMEDIATE RELEASE
TUESDAY, JULY 31, 2018

LIBBEY INC. ANNOUNCES SECOND-QUARTER RESULTS

Net sales growth of 8.1 percent translates to strong improvement in earnings and Adjusted EBITDA; Company reaffirms full-year sales and profitability outlook

TOLEDO, OHIO, July 31, 2018--Libbey Inc. (NYSE American: LBY), one of the world's largest glass tableware manufacturers, today reported results for the second quarter ended June 30, 2018.

Second Quarter 2018 Financial & Operating Highlights

•	Net sales were $213.5 million, compared to $197.5 million in the prior-year period, an 8.1 percent increase (or an increase of 7.0 percent, excluding a $2.3 million currency impact).

•	Net income was $4.0 million, compared to a net loss of $0.8 million in the second quarter of 2017.

•	Adjusted EBITDA (see Table 1) was $26.8 million, compared to $20.2 million in the second quarter of 2017, a 32.7 percent increase compared to the prior-year period.

•	New products, defined as products introduced within the previous 36 months, contributed $13.3 million in sales, or 6.2 percent of total net sales, during the second quarter.

•	E-commerce platform sales were approximately 12.6 percent of total U.S. and Canada retail sales.

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Libbey Inc.

"For the second quarter of 2018, we were pleased to deliver results that exceeded our internal expectations and reflected the strong momentum we are building this year," said Chief Executive Officer William Foley. "Net sales improved in all of our geographic regions with the exception of Asia Pacific, and we continued to experience strong contributions from new product introductions as well as our e-commerce platform. The strength of our competitive position, our new product offerings and our ability to service customers are enabling us to continue to improve our performance. We remain confident that the strategies we are implementing are the right decisions to drive profitable growth and long-term improvements in our financial performance."

Three months ended June 30, (dollars in thousands)	Net Sales		Increase/(Decrease)		Currency Effects	Constant Currency Sales Growth (Decline)
	2018	2017	$ Change	% Change
U.S. & Canada	$128,474	$121,871	$6,603	5.4%	$28	5.4%
Latin America	40,290	36,503	3,787	10.4%	(993)	13.1%
EMEA	38,175	31,054	7,121	22.9%	2,799	13.9%
Other	6,595	8,086	(1,491)	(18.4)%	417	(23.6)%
Consolidated	$213,534	$197,514	$16,020	8.1%	$2,251	7.0%

•
Net sales in the U.S. and Canada segment increased 5.4 percent, driven by favorable price and product mix sold in all three channels as well as higher volume. Partially offsetting the increase was unfavorable channel mix.

•
In Latin America, net sales increased 10.4 percent (an increase of 13.1 percent excluding currency fluctuation) as a result of higher volume and favorable pricing, partially offset by unfavorable product mix in the business-to-business and retail channels and an unfavorable currency impact.

•	Net sales in the EMEA segment increased 22.9 percent and were favorably impacted by currency, higher volume and favorable price and product mix on product sold across all channels.

•	Net sales in Other were down primarily as a result of lower sales volume in China, partially offset by favorable price and product mix and favorable currency impacts.

•
The Company’s effective tax rate was 60.4 percent for the second quarter of 2018, compared to 163.0 percent in the prior-year quarter. The change in the effective tax rate was driven by differing levels of pretax income and the timing and mix of pretax income earned in tax jurisdictions with varying tax rates differing from that forecasted for the full year. The impact of U.S. tax reform did not materially affect the effective tax rate for 2018 due to the relatively low proportion of U.S. income compared with global income.

First Six Months of 2018 Financial & Operating Highlights

Six months ended June 30, (dollars in thousands)	Net Sales		Increase/(Decrease)		Currency Effects	Constant Currency Sales Growth (Decline)
	2018	2017	$ Change	% Change
U.S. & Canada	$236,415	$231,200	$5,215	2.3%	$71	2.2%
Latin America	74,623	67,225	7,398	11.0%	1,114	9.3%
EMEA	70,423	56,385	14,038	24.9%	6,914	12.6%
Other	13,986	15,698	(1,712)	(10.9)%	935	(16.9)%
Consolidated	$395,447	$370,508	$24,939	6.7%	$9,034	4.3%

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Libbey Inc.

•	Net sales in the U.S. and Canada segment increased 2.3 percent, driven by favorable price and product mix sold, as well as higher volume, partially offset by unfavorable channel mix.

•
In Latin America, net sales increased 11.0 percent (an increase of 9.3 percent excluding currency fluctuation) as a result of higher volume, favorable pricing and a favorable currency impact, partially offset by unfavorable product mix in the business-to-business and retail channels and unfavorable channel mix.

•	Net sales in the EMEA segment increased 24.9 percent and were favorably impacted by currency, higher volume and favorable price and product mix on product sold across all channels.

•	Net sales in Other were down primarily as a result of lower sales volume in China, partially offset by favorable price and product mix and favorable currency impacts.

•
The Company’s effective tax rate was 79.6 percent for the first six months of 2018, compared to 12.6 percent in the year-ago period. The change in the effective tax rate was driven by differing levels of pretax income and the timing and mix of pretax income earned in tax jurisdictions with varying tax rates differing from that forecasted for the full year. The impact of U.S. tax reform did not materially affect the effective tax rate for 2018 due to the relatively low proportion of U.S. income compared with global income.

Balance Sheet and Liquidity

•	The Company had remaining available capacity of $68.0 million under its ABL credit facility at June 30, 2018, with $22.5 million in loans outstanding and cash on hand of $19.8 million.

•
At June 30, 2018, Trade Working Capital (see Table 3), defined as inventories and accounts receivable less accounts payable, was $221.1 million, an increase of $18.7 million from $202.4 million at June 30, 2017. The increase was primarily a result of higher inventories and higher accounts receivable, partially offset by higher accounts payable. $1.7 million of the increase in Trade Working Capital was attributable to the effect of currency.

Outlook
Today the Company affirmed its previously provided full-year 2018 sales and Adjusted EBITDA outlook, with expected Adjusted EBITDA margins (see Table 6) within the 10 percent to 11 percent range, but has modified selling, general and administrative guidance. The Company expects:

•	Net sales increase in the low-single digits, compared to full-year 2017, on a reported basis;

•	Capital expenditures in the range of $50 million to $55 million; and

•	Selling, general and administrative expense around 16 percent to 16.5 percent of net sales.

Jim Burmeister, senior vice president, chief financial officer, commented, "Key performance indicators across the business are continuing to show improvement.  Anticipating that there may be challenges in retail channels as well as foreign trade policy uncertainty, we are tightly managing items within our control.  We expect to deliver full-year SG&A as a percent of net sales in a range of 16 to 16.5 percent compared to our previous guidance of 17 percent.  We're maintaining our previously provided outlook for full-year net sales and Adjusted EBITDA."

Webcast Information
Libbey will hold a conference call for investors on Tuesday, July 31, 2018, at 11 a.m. Eastern Daylight Time. The conference call will be webcast live on the Internet and is accessible from the Investor Relations section of www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software.

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Libbey Inc.

About Libbey Inc.
Based in Toledo, Ohio, Libbey Inc. is one of the largest glass tableware manufacturers in the world. Libbey Inc. operates manufacturing plants in the U.S., Mexico, China, Portugal and the Netherlands. In existence since 1818, the Company supplies tabletop products to retail, foodservice and business-to-business customers in over 100 countries. Libbey's global brand portfolio, in addition to its namesake brand, includes Libbey Signature®, Master's Reserve®, Crisa®, Royal Leerdam®, World® Tableware, Syracuse® China, and Crisal Glass®. In 2017, Libbey Inc.'s net sales totaled $781.8 million. Additional information is available at www.libbey.com.

Use of Non-GAAP Financial Measures
To supplement the condensed financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP), we use non-GAAP measures of certain components of financial performance. These non-GAAP measures include Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Trade Working Capital, Adjusted Selling, General & Administrative Expense (Adjusted SG&A), Adjusted SG&A Margin and our Debt Net of Cash to Adjusted EBITDA Ratio. Reconciliations to the nearest U.S. GAAP measures of all non-GAAP measures included in this press release can be found in the tables below.

Our non-GAAP measures, as defined below, are used by analysts, investors and other interested parties to compare our performance with the performance of other companies that report similar non-GAAP measures. Libbey believes these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of core business operating results. We believe the non-GAAP measures, when viewed in conjunction with U.S. GAAP results and the accompanying reconciliations, enhance the comparability of results against prior periods and allow for additional transparency of financial results and business outlook. In addition, we use non-GAAP data internally to assess performance and facilitate management's internal comparison of our financial performance to that of prior periods, as well as trend analysis for budgeting and planning purposes. The presentation of our non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. Furthermore, our non-GAAP measures may not be comparable to similarly titled measures reported by other companies and may have limitations as an analytical tool. We define our non-GAAP measures as follows:

•
We define Adjusted EBITDA and Adjusted EBITDA Margin as U.S. GAAP net income (loss) plus interest expense, provision for income taxes, depreciation and amortization, and special items, when applicable, that Libbey believes are not reflective of our core operating performance.

•	We define Trade Working Capital as net accounts receivable plus net inventories less accounts payable.

•	We define Adjusted SG&A and Adjusted SG&A Margin as U.S. GAAP selling, general and administrative expenses less special items that Libbey believes are not reflective of our core operating performance.

•	We define our Debt Net of Cash to Adjusted EBITDA Ratio as gross debt before unamortized discount and finance fees, less cash and cash equivalents, divided by Adjusted EBITDA (defined above).

Constant Currency
We translate revenue and expense accounts in our non-U.S. operations at current average exchange rates during the year. References to "constant currency," "excluding currency impact" and "adjusted for currency" are considered non-GAAP measures. Constant currency references regarding net sales reflect a simple mathematical translation of local currency results using the comparable prior period’s currency conversion rate. Constant currency references regarding Adjusted EBITDA and Adjusted EBITDA Margin comprise a simple mathematical translation of local currency results using the comparable prior period's currency conversion rate plus the

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Libbey Inc.

transactional impact of changes in exchange rates from revenues, expenses and assets and liabilities that are denominated in a currency other than the functional currency. We believe this non-GAAP constant currency information provides valuable supplemental information regarding our core operating results, better identifies operating trends that may otherwise be masked or distorted by exchange rate changes and provides a higher degree of transparency of information used by management in its evaluation of our ongoing operations. These non-GAAP measures should be viewed in addition to, and not as an alternative to, the reported results prepared in accordance with U.S. GAAP. Our currency market risks include currency fluctuations relative to the U.S. dollar, Canadian dollar, Mexican peso, euro and RMB.

Caution on Forward-Looking Statements
This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements. Investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on March 1, 2018. Important factors potentially affecting performance include but are not limited to risks related to increased competition from foreign suppliers endeavoring to sell glass tableware, ceramic dinnerware and metalware in our core markets; global economic conditions and the related impact on consumer spending levels; major slowdowns or changes in trends in the retail, travel, restaurant and bar or entertainment industries that impact demand for our products; inability to meet the demand for new products; material restructuring charges related to involuntary employee terminations, facility abandonments, or other various restructuring activities; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; our ability to borrow under our ABL credit agreement; high levels of indebtedness; high interest rates that increase the Company's borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the euro that could reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of exchange rate changes to the value of the euro, the Mexican peso, the RMB and the Canadian dollar and the earnings and cash flows of our international operations, expressed under U.S. GAAP; the effect of high levels of inflation in countries in which we operate or sell our products; the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods; the failure of our investments in e-commerce, new technology and other capital expenditures to yield expected returns; failure to prevent unauthorized access, security breaches and cyber attacks to our information technology systems; compliance with, or the failure to comply with, legal requirements relating to health, safety and environmental protection; our failure to protect our intellectual property; and the inability to effectively integrate future business we acquire or joint ventures into which we enter. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.

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Libbey Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share amounts)
(unaudited)

	Three months ended June 30,
	2018	2017 (1)

Net sales	$213,534	$197,514
Freight billed to customers	938	747
Total revenues	214,472	198,261
Cost of sales	167,979	156,868
Gross profit	46,493	41,393
Selling, general and administrative expenses	33,537	34,083
Income from operations	12,956	7,310
Other income (expense)	2,580	(852)
Earnings before interest and income taxes	15,536	6,458
Interest expense	5,456	5,138
Income before income taxes	10,080	1,320
Provision for income taxes	6,092	2,152
Net income (loss)	$3,988	$(832)

Net income (loss) per share:
Basic	$0.18	$(0.04)
Diluted	$0.18	$(0.04)
Dividends declared per share	$—	$0.1175

Weighted average shares:
Basic	22,170	22,030
Diluted	22,356	22,030
___________________________

(1)
In connection with our January 1, 2018 adoption of ASU 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-retirement Benefit Cost, we reclassed the 2017 non-service cost components of pension and post-retirement benefit costs previously reported within income from operations to other income (expense).

Libbey Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share amounts)
(unaudited)

	Six months ended June 30,
	2018	2017 (1)

Net sales	$395,447	$370,508
Freight billed to customers	1,695	1,423
Total revenues	397,142	371,931
Cost of sales	316,979	299,341
Gross profit	80,163	72,590
Selling, general and administrative expenses	65,060	67,415
Income from operations	15,103	5,175
Other income (expense)	473	(3,638)
Earnings before interest and income taxes	15,576	1,537
Interest expense	10,540	10,005
Income (loss) before income taxes	5,036	(8,468)
Provision (benefit) for income taxes	4,009	(1,066)
Net income (loss)	$1,027	$(7,402)

Net income (loss) per share:
Basic	$0.05	$(0.34)
Diluted	$0.05	$(0.34)
Dividends declared per share	$0.1175	$0.2350

Weighted average shares:
Basic	22,131	21,984
Diluted	22,167	21,984

____________________________________

(1)
In connection with our January 1, 2018 adoption of ASU 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-retirement Benefit Cost, we reclassed the 2017 non-service cost components of pension and post-retirement benefit costs previously reported within income from operations to other income (expense).

Libbey Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)

	June 30, 2018	December 31, 2017
	(unaudited)
ASSETS:
Cash and cash equivalents	$19,818	$24,696
Accounts receivable — net	100,948	89,997
Inventories — net	200,818	187,886
Prepaid and other current assets	18,406	12,550
Total current assets	339,990	315,129
Pension asset	3,638	2,939
Purchased intangible assets — net	13,967	14,565
Goodwill	84,412	84,412
Deferred income taxes	24,585	24,892
Other assets	10,398	9,627
Property, plant and equipment — net	264,206	265,675
Total assets	$741,196	$717,239

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$80,686	$78,346
Salaries and wages	23,515	27,409
Accrued liabilities	50,465	43,223
Accrued income taxes	3,976	1,862
Pension liability (current portion)	2,172	2,185
Non-pension post-retirement benefits (current portion)	4,178	4,185
Derivative liability	—	697
Long-term debt due within one year	6,085	7,485
Total current liabilities	171,077	165,392
Long-term debt	397,626	376,905
Pension liability	40,303	43,555
Non-pension post-retirement benefits	49,152	49,758
Deferred income taxes	1,802	1,850
Other long-term liabilities	12,114	12,885
Total liabilities	672,074	650,345

Common stock and capital in excess of par value	334,510	333,231
Retained deficit	(162,458)	(161,165)
Accumulated other comprehensive loss	(102,930)	(105,172)
Total shareholders’ equity	69,122	66,894
Total liabilities and shareholders’ equity	$741,196	$717,239

Libbey Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Six months ended June 30,
	2018	2017
Operating activities:
Net income (loss)	$1,027	$(7,402)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	23,119	22,383
Loss on asset sales and disposals	232	54
Change in accounts receivable	(11,477)	(2,538)
Change in inventories	(13,956)	(7,182)
Change in accounts payable	919	(6,344)
Accrued interest and amortization of discounts and finance fees	449	713
Pension & non-pension post-retirement benefits, net	176	2,982
Accrued liabilities & prepaid expenses	1,215	9,442
Income taxes	(1,698)	(3,619)
Share-based compensation expense	1,456	2,148
Other operating activities	(662)	(728)
Net cash provided by operating activities	800	9,909

Investing activities:
Additions to property, plant and equipment	(21,349)	(27,048)
Net cash used in investing activities	(21,349)	(27,048)

Financing activities:
Borrowings on ABL credit facility	51,131	3,277
Repayments on ABL credit facility	(28,631)	(3,277)
Other repayments	(1,383)	(169)
Repayments on Term Loan B	(2,200)	(12,200)
Stock options exercised	—	466
Taxes paid on distribution of equity awards	(214)	(601)
Dividends	(2,595)	(5,169)
Other financing activities	—	888
Net cash provided by (used in) financing activities	16,108	(16,785)

Effect of exchange rate fluctuations on cash	(437)	1,080
Decrease in cash	(4,878)	(32,844)

Cash & cash equivalents at beginning of period	24,696	61,011
Cash & cash equivalents at end of period	$19,818	$28,167

In accordance with the SEC’s Regulation G, the following tables provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related U.S. GAAP measure. See the above text for additional information on our non-GAAP measures. Although Libbey believes that the non-GAAP financial measures presented enhance investors' understanding of Libbey's business and performance, these non-GAAP measures should not be considered an alternative to U.S. GAAP.

Table 1
Reconciliation of Net Income (Loss) to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)
(dollars in thousands)
(unaudited)
	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Reported net income (loss) (U.S. GAAP)	$3,988	$(832)	$1,027	$(7,402)
Add:
Interest expense	5,456	5,138	10,540	10,005
Provision (benefit) for income taxes	6,092	2,152	4,009	(1,066)
Depreciation and amortization	11,240	11,228	23,119	22,383
Add special items before interest and taxes:
Reorganization charges (1)	—	2,488	—	2,488
Adjusted EBITDA (non-GAAP)	$26,776	$20,174	$38,695	$26,408

Net sales	$213,534	$197,514	$395,447	$370,508
Net income (loss) margin (U.S. GAAP)	1.9%	(0.4)%	0.3%	(2.0)%
Adjusted EBITDA margin (non-GAAP)	12.5%	10.2%	9.8%	7.1%
_____________________
(1) Workforce reorganization as a part of our cost savings initiatives.

Table 2
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(dollars in thousands)
(unaudited)
	Six months ended June 30,
	2018	2017
Net cash provided by operating activities (U.S. GAAP)	$800	$9,909
Net cash used in investing activities (U.S. GAAP)	(21,349)	(27,048)
Free Cash Flow (non-GAAP)	$(20,549)	$(17,139)

Table 3
Reconciliation to Trade Working Capital
(dollars in thousands)
(unaudited)
	June 30, 2018	December 31, 2017	June 30, 2017

Accounts receivable — net	$100,948	$89,997	$88,969
Inventories — net	200,818	187,886	180,066
Less: Accounts payable	80,686	78,346	66,636
Trade Working Capital (non-GAAP)	$221,080	$199,537	$202,399

Table 4
Summary Business Segment Information
(dollars in thousands) (unaudited)	Three months ended June 30,		Six months ended June 30,
Net Sales:	2018	2017	2018	2017

U.S. & Canada (1)	$128,474	$121,871	$236,415	$231,200
Latin America (2)	40,290	36,503	74,623	67,225
EMEA (3)	38,175	31,054	70,423	56,385
Other (4)	6,595	8,086	13,986	15,698
Consolidated	$213,534	$197,514	$395,447	$370,508

Segment Earnings Before Interest & Taxes (Segment EBIT) (5) :
U.S. & Canada (1)	$13,358	$15,045	$18,082	$22,546
Latin America (2)	7,433	1,907	9,583	(1,172)
EMEA (3)	2,621	(2,057)	3,626	(2,894)
Other (4)	660	(854)	(469)	(2,069)
Segment EBIT	$24,072	$14,041	$30,822	$16,411

Reconciliation of Segment EBIT to Net Income (Loss):
Segment EBIT	$24,072	$14,041	$30,822	$16,411
Retained corporate costs (6)	(8,536)	(5,095)	(15,246)	(12,386)
Reorganization charges	—	(2,488)	—	(2,488)
Interest expense	(5,456)	(5,138)	(10,540)	(10,005)
(Provision) benefit for income taxes	(6,092)	(2,152)	(4,009)	1,066
Net income (loss)	$3,988	$(832)	$1,027	$(7,402)

Depreciation & Amortization:
U.S. & Canada (1)	$3,052	$3,084	$6,439	$6,166
Latin America (2)	4,494	4,510	9,204	8,907
EMEA (3)	1,940	1,848	3,949	3,692
Other (4)	1,309	1,329	2,623	2,683
Corporate	445	457	904	935
Consolidated	$11,240	$11,228	$23,119	$22,383

(1) U.S. & Canada—includes sales of manufactured and sourced tableware having an end-market destination in the U.S and Canada, excluding glass products for Original Equipment Manufacturers (OEM), which remain in the Latin America segment.
(2) Latin America—includes primarily sales of manufactured and sourced glass tableware having an end-market destination in Latin America, as well as glass products for OEMs regardless of end-market destination.
(3) EMEA—includes primarily sales of manufactured and sourced glass tableware having an end-market destination in Europe, the Middle East and Africa.
(4) Other—includes primarily sales of manufactured and sourced glass tableware having an end-market destination in Asia Pacific.
(5) Segment EBIT represents earnings before interest and taxes and excludes amounts related to certain items we consider not representative of ongoing operations as well as certain retained corporate costs and other allocations that are not considered by management when evaluating performance. Segment EBIT also includes an allocation of manufacturing costs for inventory produced at a Libbey facility that is located in a region other than the end market in which the inventory is sold. This allocation can fluctuate from year to year based on the relative demands for products produced in regions other than the end markets in which they are sold.
(6) Retained corporate costs include certain headquarter, administrative and facility costs, and other costs that are not allocable to the reporting segments.

Table 5
Reconciliation of Net Income (Loss) to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) and Debt Net of Cash to Adjusted EBITDA Ratio
(dollars in thousands)
(unaudited)
	Last twelve months ended June 30, 2018	Year ended December 31, 2017	Last twelve months ended June 30, 2017

Reported net income (loss) (U.S. GAAP)	$(84,939)	$(93,368)	$(6,742)
Add:
Interest expense	20,935	20,400	20,495
Provision (benefit) for income taxes	20,873	15,798	10,092
Depreciation and amortization	46,280	45,544	45,434
Special items before interest and taxes	79,700	82,188	5,356
Adjusted EBITDA (non-GAAP)	$82,849	$70,562	$74,635

Reported debt on balance sheet (U.S. GAAP)	$403,711	$384,390	$396,381
Plus: Unamortized discount and finance fees	2,874	3,295	3,840
Gross debt	406,585	387,685	400,221
Less: Cash and cash equivalents	19,818	24,696	28,167
Debt net of cash	$386,767	$362,989	$372,054

Debt Net of Cash to Adjusted EBITDA Ratio (non-GAAP)	4.7x	5.1 x	5.0 x

Table 6
2018 Outlook
Reconciliation of Net Income (Loss) margin to Adjusted EBITDA Margin
(percent of estimated 2018 net sales)
(unaudited)
Outlook for the year ended December 31, 2018
Net income (loss) margin (U.S. GAAP)	0.7% - 1.2%
Add:
Interest expense	2.7%
Provision for income taxes	0.9% - 1.4%
Depreciation and amortization	5.7%
Special items before interest and taxes	—%
Adjusted EBITDA Margin (non-GAAP)	10.0% - 11.0%

Table 7
Adjusted SG&A Margin
(percent of net sales)
(unaudited)
	Outlook for the year ended December 31, 2018	Year ended December 31, 2017
SG&A margin (U.S. GAAP)	16 .0% - 16.5%	16.0%
Deduct special items in SG&A expenses:
Reorganization charges	—%	(0.3)%
Adjusted SG&A Margin (non-GAAP)	16.0% - 16.5%	15.7%